Exhibit 4.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND/OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE. THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT, REDEMPTION OR CONVERSION HEREOF.  ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW.

CATASYS, INC.

AMENDED AND RESTATED SECURED CONVERTIBLE PROMISSORY NOTE

Original Issue Date: October 5, 2011	$780,000.00
Amendment and Restatement Date: November 2, 2011

FOR VALUE RECEIVED, CATASYS, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of David E. Smith, or his successors or assigns (the “Holder”) the sum of Seven Hundred and Eighty Thousand Dollars ($780,000.00) in same day funds on or before 90 calendar days from the Issue Date (the “Maturity Date”), unless this Secured Convertible Promissory Note (this “Note”) is earlier converted pursuant to Section 3 hereof.  This Note amends, restates and replaces that certain secured convertible promissory note, originally issued as of October 5, 2011, in the original principal amount of $680,000.00.

The following terms shall apply to this Note:

1.           DEFINITIONS.

“Applicable Interest Rate” means an annual rate equal to twelve percent (12%) prior to any Event of Default, and twenty-four percent (24%) after the occurrence of any Event of Default, computed on the basis of a 365-day year and calculated using the actual number of days elapsed since the Issue Date or the date on which Interest was most recently paid.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks are authorized by law to close in New York, New York.

“Common Stock” means the common stock of the Company, $0.0001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Conversion Date” means the date of closing of the Qualified Financing pursuant to which the Company has received at least $2,000,000.00.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law.

“Issue Date” means the date first written above.

“Maturity Date” has the meaning set forth in the preamble of this Note.

“Principal Market” means the principal securities exchange or market on which the Common Stock is listed or traded.

“Qualified Financing” means the first round of equity financing (which shall include any convertible debt, convertible preferred stock or other equity-linked derivative security financing) in a single or series of related transactions, which raises gross proceeds to the Company of at least Two Million Dollars ($2,000,000) in the aggregate.

“Qualified Financing Securities” means the Company’s securities issued and sold at the Qualified Financing.

“Trading Day” means a Business Day on which shares of Common Stock are purchased and sold on the Principal Market.

All definitions contained in this Note are equally applicable to the singular and plural forms of the terms defined.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Note refer to this Note as a whole and not to any particular provision of this Note.  Any capitalized term used but not defined herein has the meaning specified in the Securities Purchase Agreement.

2.           INTEREST.

(a)           Interest Rate.  This Note shall bear interest on the unpaid principal amount hereof (“Interest”) at a rate per annum equal to the Applicable Interest Rate.

(b)           Interest Payments.  The Company shall pay accrued and unpaid Interest (unless this Note is converted pursuant to the terms hereof) (i) on the Maturity Date and (ii) on any date on which the entire principal amount of this Note is paid in full (whether through conversion or otherwise).  The Company shall pay Interest in cash by wire transfer of immediately available funds.

3.           CONVERSION.

(a)           Conversion upon Qualified Financing.  Upon a Qualified Financing that occurs prior to the Maturity Date, Holder may, at its sole option, by written notice convert all or any part of the entire unpaid principal amount of this Note, together with any Interest accrued but unpaid thereon, into Qualified Financing Securities (a “Financing Conversion”). Upon a Conversion, the Holder shall be entitled to receive, and shall be issued, the same type and number of Qualified Financing Securities (the “Financing Conversion Securities”) as such Holder would have received had such Holder invested any such amount in such Qualified Financing.  The issuance of the Conversion Securities upon a Conversion shall be upon the same terms and subject to the same conditions as are applicable to the Qualified Financing Securities issued in the Qualified Financing.

(b)           Conversion into Common Stock.  The Holder may, at its sole option, by written notice convert all or any part of the entire unpaid principal amount of this Note, together with any Interest accrued but unpaid thereon, into shares of Common Stock (a “Common Conversion”).  (Either of a Financing Conversion and Common Conversion are referred to herein as a “Conversion.”)  Upon a Common Conversion, the Holder shall be entitled to receive, and shall be issued, the number of shares of Common Stock (the “Common Conversion Securities”) equal to the amount converted multiplied by a price per share equal to the lower of (i) $0.26 per share of Common Stock and (ii) the lowest price per share of Common Stock into which any security is convertible in any Qualified Financing (either of the Financing Conversion Securities and Common Conversion Securities are referred to herein as “Conversion Securities”).

(c)           Conversion Mechanics.  The Holder shall not be required to physically surrender this Note to the Company in order to effect any Conversion.  Upon a Conversion, the Holder shall be deemed to be the holder of record of the Conversion Securities upon the Conversion Date.  As soon as practicable after the Conversion Date, the Company shall, at its expense, issue and deliver to Holder (i) one or more certificates (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company) for the applicable Conversion Securities, registered in the name of Holder, free of any and all liens, encumbrances or other impediments to clear title and (ii) if applicable, and if requested by the Holder, cash in the aggregate amount of any accrued, unpaid and unconverted Interest.  No fractional Conversion Securities shall be issued upon conversion of this Note, and any fractional Conversion Securities to which the Holder would otherwise be entitled shall be rounded up to the nearest whole Conversion Security and issued to the Holder along with the other Conversion Securities.  Upon the Conversion or payment, as applicable, of all amounts due Holder in accordance with this terms of this Note, this Note shall be cancelled and no further amounts shall be due hereunder.  Any full or partial payment or Conversion by Holder shall have no impact on the Warrant issued pursuant to the Securities Purchase Agreement concurrently herewith.

4.           EVENTS OF DEFAULT.  Upon the occurrence of any of the following events (each, an “Event of Default”):

(a)           the Company or any of its subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, (vi) take corporate action for the purpose of effecting any of the foregoing, or (vii) have an order for relief entered against it in any proceeding under the United States Bankruptcy Code;

(b)           an order, judgment or decree shall be entered, without the application, approval or consent of the Company or any of its subsidiaries, by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or any of its subsidiaries, or appointing a receiver, trustee or liquidator of the Company or any of its subsidiaries, or of all or a substantial part of its assets, and such order, judgment or decree shall not be dismissed within thirty (30) consecutive days thereof;

(c)           the Company or any of its subsidiaries shall fail to pay as and when due any principal or Interest hereunder;

(d)           the Company breaches any condition or obligation under this Note, the Transaction Documents, or any other material agreement to which Company is a party, and such breach continues uncured for thirty (30) days after receipt of notice thereof; or

(e)           the Company  or any of its subsidiaries shall cease, substantially curtail, or substantially reduce its business operations;

then, and in every such event and at any time thereafter, the Holder, at its election, and without presentment, demand, notice of any kind, all of which are expressly waived by the Company, may (i) declare the entire outstanding balance of principal and Interest thereon immediately due and payable, together with all costs of collection, including attorneys’ fees, and (ii) whether or not the actions referred to in (i) above have been taken, exercise any or all of the Holder’s other rights and remedies available to the Holder under applicable law.

5.           HOLDER COSTS. The Company agrees to promptly pay, on demand, all of the losses, costs, and expenses (including, without limitation, attorneys’ fees and disbursements) which the Holder incurs in connection with enforcement of this Note, or the protection or preservation of the Holder’s rights under this Note, whether by judicial proceeding or otherwise.  Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

6.           PREPAYMENT. This Note may be prepaid by the Company at any time prior to issuance of a notice of conversion by Holder.

7.           COMPANY WAIVERS. The Company hereby waives diligence, demand, presentment, protest or notice of any kind.  The Company agrees to make all payments under this Note without setoff or deduction and regardless of any counterclaim or defense.

8.           SECURITY.

(a)           Security Interest.  As security for the due and prompt payment and performance of all payment obligations under this Note and any modifications, replacements and extensions hereof (collectively, “Secured Obligations”), the Company hereby pledges and grants a first priority security interest to the Holder, on a pari passu basis with the holder of the Secured Convertible Promissory Note, dated August 17, 2011, in favor of Socius Capital Group, LLC, as amended and restated as of the date hereof, in all assets of the Company, whether now owned or hereafter acquired, including without limitation all intellectual property (collectively, the “Collateral”).

(b)           Financing Statement; Further Assurances.  The Company agrees, concurrently with executing this Note, that the Holder may file a UCC-1 financing statement relating to the Collateral in favor of the Holder, and any similar financing statements in any jurisdiction in which the Holder reasonably determines such filing to be necessary.  The Company further agrees that at any time and from time to time the Company shall promptly execute and deliver all further instruments and documents that the Holder may request in order to perfect and protect the security interest granted hereby, or to enable the Holder to exercise and enforce its rights and remedies with respect to any Collateral following an Event of Default.

(c)           Default.  Following an Event of Default, the Company shall deliver the Collateral, including original certificates or other instruments representing any Collateral, to the Holder to hold as secured party, and Company shall, if requested by the Holder, execute a securities account control agreement. In addition, the Holder shall have all rights of a secured party under the Uniform Commercial Code, including without limitation the right to foreclose on all or any of the Collateral, in any order.

(d)           Powers of the Holder.  The Company hereby appoints the Holder as Company’s true and lawful attorney-in-fact to perform any and all of the following acts, which power is coupled with an interest, is irrevocable until the Secured Obligations are paid and performed in full, and may be exercised from time to time by the Holder in its discretion: To take any action and to execute any instrument which the Holder may deem reasonably necessary or desirable to accomplish the purposes of this Section 8(d) and, more broadly, this Note including, without limitation: (i) during the continuance of any Event of Default hereunder, to receive, endorse and collect all instruments or other forms of payment made payable to the Company representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, when and to the extent permitted by this Note, (ii) to perform or cause the performance of any obligation of the Company hereunder in the Company’s name or otherwise, (iii) during the continuance of any Event of Default hereunder, to liquidate any Collateral pledged to the Holder hereunder and to apply proceeds thereof to the payment of the Secured Obligations or to place such proceeds into a cash collateral account or to transfer the Collateral into the name of the Holder, all at the Holder’s sole discretion, (iv) to enter into any extension, reorganization or other agreement relating to or affecting the Collateral, and, in connection therewith, to deposit or surrender control of the Collateral, (v) to accept other property in exchange for the Collateral, (vi) to make any compromise or settlement the Holder deems desirable or proper, and (vii) to execute on the Company’s behalf and in the Company’s name any documents required in order to give the Holder a continuing first lien upon the Collateral or any part thereof.

(e)           Full Recourse Note.  This is a full recourse Note. Accordingly, notwithstanding that the Company’s obligations under this Note are secured by the Collateral, in the event of a material default hereunder, the Holder shall have full recourse to all the other assets of Company.  Moreover, the Holder shall not be required to proceed against or exhaust any Collateral, or to pursue any Collateral in any particular order, before the Holder pursues any other remedies against Company or against any of Company’s assets.

9.           MISCELLANEOUS.

(a)           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section, or via electronic mail, prior to 6:30 p.m. (New York City time) on a Trading Day and an electronic confirmation of delivery is received by the sender, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given by personal delivery.

(b)           Amendments; Waivers; No Oral Changes.  No provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder.  No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.  This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of the Holder or the Company, but only by an agreement in writing signed by both parties.

(c)           Lost or Stolen Note.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(d)           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without giving effect to conflict of law principles thereof.

(e)           Headings.  The headings in this Note are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

(f)           Transfer; Successors and Assigns.  The terms of this Note shall inure to the benefit of and bind the parties hereto and their successors and assigns.  As used herein the term “Company” shall include the undersigned Company and any other person or entity who may subsequently become liable for the payment hereof; provided however, that the Company shall not have the right to assign this Note or its obligations or rights hereunder without the prior written consent of the Holder.  The term “Holder” shall include the named Holder as well as any other person or entity to whom this Note or any interest in this Note is conveyed, transferred or assigned.  The person signing this Note on behalf of the Company represents and warrants that he or she has full authority to do so and that this Note binds the Company in accordance with its terms, and that there are no other agreements, judgments, or other circumstances which would cause this Note to not be fully binding against the Company.  In the event Holder takes any action to enforce any provision of this Note, either through legal proceedings or otherwise, the Company shall reimburse the Holder for attorneys’ fees and all other costs and expenses so incurred.

(g)           Usury.  Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder the amount of interest, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Company shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

CATASYS, INC.

By:	/s/ Susan Etzel
Susan Etzel, Chief Financial Officer